Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 28, 2013 with respect to the consolidated financial statements and schedule of Lehigh Gas Partners LP and the combined financial statements of the Lehigh Gas Entities and affiliated entities under common control included in the Annual Report on Form 10-K for the year ended December 31, 2012 of Lehigh Gas Partners LP, which is incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned report, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

November 29, 2013